EXHIBIT 4.5
                                   -----------

                              CONSULTING AGREEMENT
                              --------------------

This Agreement, entered into as of June 19, 1997, acknowledges and confirms the terms of our corporate finance agreement (the "Agreement") as follows:

         WHEREAS, the Company has executed a letter of intent with PharmaSystems Cost Containment Corp., a Florida corporation, ("Pharma") whereby the Company and Pharma intend to engage in a merger of Pharma with and into Euro-Tel, Inc. as the surviving entity, and in connection therewith, the conversion of the outstanding common stock of Pharma into shares of common voting stock of Euro-Tel, Inc., all for the purpose of effecting a tax-free reorganization pursuant to Sections 354 and 368(a) of the Internal Revenue Code of 1986, as amended; and

         WHEREAS, the Consultant has had discussions and negotiations with the management of Pharma and these parties have agreed that it is in the best interest of both Pharma and the Consultant for the Consultant to render unto Pharma the services described hereinbelow, subject to the successful closing of the transaction between the Company and Pharma described above.

         NOW THEREFORE, the parties hereby agree as follows:

                                    AGREEMENT
                                    ---------

          1. Euro-Tel, Inc. with its principal place of business located at 2851
S. Parker Road, Suite 720, Aurora, Colorado 80014 (the "Company"), its successors and assigns, hereby engages Jeff Bruss, 37 W. 496 Schuster Lane, Batavia, IL 60510 (the "Consultant") and Consultant hereby agrees to render services to the Company as its corporate finance consultant, subject only to the successful consummation of the proposed transaction between the Company and Pharma described hereinabove. Failure of such transaction closing this agreement shall be deemed null and void by and between the parties hereto.

          2. During this term of this Agreement:

                   (a) Consultant shall provide advice to, and consult with the Company concerning the development of computer systems and web sites, financial planning, corporate organization and structure, private and public equity and debt financing, and shall review and advise the Company regarding its overall progress, needs and financial condition. Said advise and consultation shall be provided by Consultant to the Company in such form, manner and place as the Company reasonably requests except that Consultant shall provide such services from its principal places of business during such hours as may be determined by Consultant.

                   (b) The services of Consultant are non-exclusive and subject to paragraph 5 hereof, Consultant may render services of the same or similar nature, as herein described, to an entity whose business is in competition with the Company, directly or indirectly.

          3. The Company shall pay to Consultant for its consulting services hereunder options to purchase Two Hundred Thousand (200,000) shares of the Company's no par value common stock at an exercise price of one cent ($0.01) per share. The Company hereby undertakes to file a registration statement on Form S-8 with the Securities and Exchange Commission in connection with these options and their underlying shares.

         4. The terms of the Agreement shall be for two (2) years commencing on the Closing (the "Term").

          5. Consultant will not disclose to any other person, firm, or corporation, nor use of its own benefits, during or after the term of this Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Consultant in the course of performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing or pendency of patent applications).

          6. The Company agrees to indemnify and hold Consultant, its affiliates, control persons, officers, employees and agents (collectively, the "Indemnified Persons") harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' and accountants'
fees) joint and several arising out of the performance of this Agreement, whether or not Consultant is a party to such dispute. This indemnity shall not apply, however, where a court of competent jurisdiction has made a final determination that Consultant engaged in gross recklessness and willful misconduct in the performance of its services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Agreement shall apply the Company shall perform its obligations hereunder to reimburse Consultant for its expenses).

         The provisions of this paragraph (6) shall survive the termination and expiration of this Agreement.

          7. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings, and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

          8. This Agreement shall be governed by the laws of the State of New York. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal court in the State of New York, and the Company hereby agrees that service of process upon it by registered mail at the address shown in this Agreement shall be deemed adequate and lawful.

          9. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of June 20, 1997.



                                                JEFF BRUSS

                                                By:  /s/ Jeff Bruss
                                                   -------------------------
                                                Title:
                                                       ---------------------


ACCEPTED AND AGREED to this
20th day of June, 1997.

Euro-Tel, Inc.

By: /s/ Andrew I. Telsey
   ---------------------------
    Name:  Andrew I. Telsey
    Title:  President